EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Registration Statements on Form S-1 (No. 333-224039 and No. 333-234105), Form S-3 (No. 333-214868, No. 333-237808, No. 333-251255, No. 333-251256 and No. 333-257051) and Form S-8 (No. 333-193453, No. 333-196763, No. 333-207108, No. 333-213133, No. 333-219238, No. 333-227699, No. 333-233352, No. 333-237137, No. 333-249466, No. 333-260120 and No. 333-267723) of NightHawk Biosciences, Inc. (the Company) of our report dated March 31, 2023, except for the effects of discontinued operations discussed in Note 18, as to which the date is December 19, 2023, relating to the consolidated financial statements, which appears in this Form 8-K.  Our report contains an explanatory paragraph regarding the Company’s ability to continue as a going concern.

/s/ BDO USA, P.C

Raleigh, North Carolina

December 19, 2023